Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-159220, 333-164405, 333-171571, 333-179046, 333-185944, 333-188738, 333-201454, 333-208997, 333-215580, 333-222498 333-230505, 333-231157, 333-236769, and 333-252485 on Form S-8 of our report dated February 24, 2021, relating to the financial statements of Zovio Inc and subsidiaries, and the effectiveness of Zovio Inc and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona
February 24, 2021